Exhibit 10.4

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT PASSAGE BIO, INC. TREATS AS PRIVATE OR CONFIDENTIAL.

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is entered into as of July 31, 2024 (the “Effective Date”), by and between Passage Bio, Inc., a corporation organized under the laws of Delaware (“Passage”) with offices at 2005 Market St, 39th Floor, Philadelphia, PA 19103, and Gemma Biotherapeutics, Inc., a Delaware corporation (“Gemma”) with offices at 1831 Delancey Place, Philadelphia, PA 19103.  Passage and Gemma may be referred to in this Agreement individually as a “Party” or collectively as the “Parties.” Capitalized terms used but not defined herein will have the meanings ascribed to them in the applicable License Agreement (as defined below).

RECITALS

WHEREAS, Passage owns and controls a drug development program for the treatment of GM1 gangliosidosis (the “GM1 Program”), pursuant to which it is currently conducting a study of safety, tolerability and efficacy of PBGM01 in pediatric participants with GM1 gangliosidosis (Imagine-1) (the “GM1 Study”);

WHEREAS, Passage additionally owns and controls drug development programs for the treatment of Krabbe disease (the “Krabbe Program”) and metachromatic leukodystrophy (the “MLD Program,” and together with the GM1 Program and Krabbe Program, the “Programs”), pursuant to which it manages the clinical supply for the Programs (the “Clinical Supply”);

WHEREAS, the Parties have entered into those certain Exclusive License Agreements dated as of the Effective Date (each a “License Agreement”) pursuant to which Passage agreed to license to Gemma certain intellectual property rights owned or controlled by Passage to develop, manufacture and commercialize certain Licensed Products related to the Programs; and

WHEREAS, in connection with the License Agreements, Gemma wishes to obtain from Passage and Passage wishes to provide to Gemma certain Services (as defined below) pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, conditions, and provisions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1
SERVICES
1.1Scope of Services.  Subject to the terms and conditions of this Agreement, Passage will use Commercially Reasonable Efforts to provide or cause its affiliates to use Commercially Reasonable Efforts to provide the Services set forth on Exhibit A hereto (each, a “Service” and collectively, the “Services”).  The Parties acknowledge the transitional nature of the Services and Gemma agrees to use Commercially Reasonable Efforts to transition each Service to its own internal organization or to obtain alternate third-party sources to provide the Services as promptly as practicable following the execution of this Agreement.  This Agreement imposes no obligation on Passage to perform any services other than the Services set forth on Exhibit A.  The provision of the Services by Passage hereunder shall be subject in all cases to Gemma fulfilling its obligations under this Agreement and providing sufficient information, resources (including funding), and access as reasonably necessary for Passage to satisfy its obligations under this Agreement.  For the purposes of this Agreement, “Commercially Reasonable Efforts” shall mean [*].  The Parties will use reasonable efforts to cooperate with each other in matters relating to the provision and receipt of the Services; provided [*].

1.2Personnel.  Passage shall have sole discretion and authority with respect to designating, employing, assigning, compensating and discharging personnel, third party service providers, subcontractors and consultants in connection with Passage’s performance of the Services. Notwithstanding anything to the contrary herein and for clarity, (i) in no event shall Passage be obligated under this Agreement to retain or hire any specific personnel, third party service providers, subcontractors or consultants, acquire any equipment or technology, expand or modify any facilities, or incur any capital expenditures, unless Passage agrees in writing, in its sole discretion, to do so, and Gemma agrees to bear all related costs and expenses in accordance with the terms hereof, and (ii) in no event shall Passage or its Affiliates have any obligation to favor operation of Gemma or its Affiliates over Passage’s own business operations or those of its Affiliates.
1.3Interpretation.  Gemma acknowledges that Passage is not in the business of providing services like the Services on a commercial arm’s-length basis to independent third parties and that this Agreement is only required on a temporary basis in order to facilitate the transition of the Programs from Passage to Gemma.  The provisions of this Agreement will be interpreted in that context.
Article 2
TRANSFER OF MATERIALS/TRANSITION
2.1Transition Plan.  Within [*] after the Effective Date, the Parties shall finalize and mutually agree upon a transition plan, based on the draft attached hereto as Exhibit B, which shall set forth the activities to be undertaken by the Parties or their designees in order to facilitate the transition of the Programs from Passage to Gemma (the “Transition Plan”).  Once the Transition Plan is agreed upon, each Party shall use Commercially Reasonable Efforts to perform its activities under the Transition Plan.
2.2Regulatory Materials.  On a Licensed Product-by-Licensed Product basis, following the occurrence of the various milestones set forth in Exhibit C hereto (collectively, the “Regulatory Transfer Milestone”), Passage shall and does hereby assign to Gemma all Regulatory Materials and Regulatory Submissions Controlled by Passage as of the Effective Date specific to such Licensed Product and set forth in Exhibit C hereto.  Following the occurrence of the Regulatory Transfer Milestone, Passage will promptly commence the legal transfer of the IND(s) and clinical trial application(s) (“CTAs”; and each such application, individually, a

“CTA”) related to such Licensed Product triggering a transfer of sponsorship as set forth in Exhibit C.

2.3Manufacturing Agreement.  Gemma shall notify Passage within [*] after the Effective Date whether Gemma wishes to continue to receive manufacturing services for the GM1 Program similar to those currently being provided or that are expected to be provided under Passage’s existing agreement with Catalent Pharma Solutions (“Catalent”).  Upon Passage’s receipt of such request, Passage will use good faith efforts to facilitate an introduction with Catalent for the purpose of having Catalent begin providing such services to Gemma under a separate agreement.
2.4Existing Product.  The existing supply of the Licensed Products (the “Existing Product”) will be transferred to Gemma or its designee at Gemma’s sole cost and expense in the manner and quantities set forth in Exhibit D hereto.  All Existing Product shall be provided on an “AS IS” basis, without warranty of any kind, and Passage shall in no circumstance be obliged to replace any Existing Product.  The Existing Product shall be delivered Incoterms EXW to Gemma or its designee at the facilities identified in Exhibit D hereto.
2.5Assigned Contracts. On a contract-by-contract basis and pursuant to the requirements and timing set forth in the Transition Plan, Passage and Gemma will execute an assignment and assumption agreement agreed to by the Parties for the contracts listed in Exhibit E hereto (the date of such assignment for the applicable contract, the “Assignment Date”, and all such contracts to be assigned under Exhibit E hereto, collectively, the “Assigned Contracts”).  If requested by Passage, Gemma will enter into one or more novation agreements with Passage with respect to the Assigned Contracts.  If any assignment pursuant to this Section 2.5 requires Third Party consent, Passage will use [*] to obtain such consent; provided [*].
2.6Enrollment Commencement Milestones.  Gemma shall not [*] until achievement of the requirements set forth in Exhibit F hereto (collectively, the “Enrollment Commencement Milestone”).
Article 3
COOPERATION
3.1Cooperation.  The Parties will use reasonable efforts to cooperate with each other in all matters relating to Passage’s performance and Gemma’s receipt of the Services, including the transfer of materials and regulatory authorizations.  Subject to the terms and conditions set forth herein, Passage’s information security, access, nondisclosure and confidentiality, and other reasonable policies and requirements, such cooperation will include exchanging information, and providing necessary access to relevant people, equipment, and systems, and cooperating with respect to obtaining and providing all consents, licenses, sublicenses, approvals, or rights reasonably necessary to permit each Party to perform its obligations hereunder.
3.2Administration.  The Parties’ respective Alliance Managers shall serve as the main point of contact for each Party for purposes of this Agreement.
3.3Access and Confidentiality.  While accessing any data processing or communications services or facilities of the other Party, each Party will, and will cause its

Affiliates and subcontractors to, comply in all material respects with the other Party’s corporate information and physical security policies (including policies with respect to protection of proprietary information and other policies regarding the use of computing resources) as in effect from time to time and provided to that Party in writing.  Gemma will not attempt to gain access to or use any information or systems of Passage and its Affiliates except as expressly authorized by Passage.  The Parties acknowledge that the use and disclosure of each Party’s confidential information under this Agreement will be governed by the confidentiality terms of the License Agreement.  If reasonably requested by Passage based on the nature of the Services, Gemma will enter into a data processing addendum with Passage prior to the performance of the applicable Services.  For clarity, the confidentiality terms of this Agreement supersede the terms of that certain Mutual Confidentiality Agreement between the Parties effective as of December 1, 2022 with respect to any Confidential Information disclosed hereunder.

Article 4
FEES AND PAYMENT
4.1Fees.  As consideration for providing the Services, Gemma will pay to Passage the amount set forth on Exhibit A for the Services (collectively, “Fees”) in accordance with the invoicing procedures set out in Section 4.4.  The Fees include (i) [*], and (ii) [*], in providing the Services as set forth on Exhibit A.
4.2Out of Pocket Costs.  The Fees owed hereunder shall include all out-of-pocket expenses Passage or any of its Affiliates actually incurs in connection with the performance of the Services or any other activities or as part of fulfilling any other obligations set forth on Exhibit A or as otherwise requested in writing by Gemma, as well as any license fees or other payments to third party vendors and services providers required to be paid by Passage or any of its Affiliates in connection with the performance of the Services (collectively, “Out-of-Pocket Costs”).
4.3Pre-Effective Date Costs.  Within [*] after the Effective Date, Gemma shall pay Passage an amount equal to the aggregate Fees actually incurred by Passage or any of its Affiliates on or after March 1, 2024 but prior to the Effective Date for any and all activities that would have comprised Services hereunder had such activities been performed during the Term (such amount, the “Pre-Effective Date Costs”).
4.4Payment.  All Fees (other than Pre-Effective Date Costs, which shall be paid within [*] after the Effective Date) [*].  All payments hereunder will be paid in U.S. Dollars and made by wire transfer of immediately available funds to a bank account specified by Passage.  All Fees and Pre-Effective Date Costs owed under this Agreement and not paid when due will accrue late charges at the rate of [*], or the highest rate permitted by any applicable laws, statutes, rules, regulations, ordinances, or other pronouncements having the binding effect of law of any governmental entity (collectively “Law”), whichever is lower.  The Parties agree to promptly discuss any fee disputes in good faith.  In the event of a default in payment of any payment owing under the terms of this Agreement, if it becomes necessary for Passage to undertake legal action to collect said payment, Gemma shall [*].
4.5Taxes.  Except as otherwise noted on the relevant invoice, the Fees do not include any taxes.  Gemma will be responsible for and pay any and all federal, state, or local sales, use,

value-added, goods and services and similar taxes, duties, charges, or levies (and any related interest and penalties) imposed on, or in connection with the provision of the Services hereunder, but excluding any taxes measured by or imposed on Passage’s net income.  All payments made by or on behalf of Gemma under this Agreement shall be made without deduction or withholding for any taxes, unless Gemma is required to deduct or withhold such taxes under Law.  If Gemma is required by any Law or regulation to withhold any amount for taxes from any payment due to Passage under this Agreement, then Gemma shall (i) make such withholdings as are required by Law, (ii) timely pay the full amount deducted or withheld to the appropriate governmental entity, and (iii) pay such additional amounts to Passage as may be necessary so that the net amount received by Passage after such withholding will not be less than the amount Passage would have received if such amounts had not been paid.  At Passage’s request, Gemma shall provide Passage with reasonably satisfactory documentation evidencing the payment to the appropriate governmental entity of any amounts so withheld or deducted.

4.6No Set-Off.  Each Party hereby acknowledges and agrees that it has no right under this Agreement to set off, discount or otherwise reduce or refuse to pay any amounts owed to the other Party under this Agreement against any other amount owed to it by the other Party, whether under this Agreement, the License Agreements or otherwise.
Article 5
TERM AND TERMINATION
5.1Term.  Unless earlier terminated, this Agreement is effective beginning on the Effective Date and will remain in effect for a period of six (6) months (the “Term”).
5.2Termination for Convenience.  Gemma may terminate any or all Service(s), or portion thereof, upon [*] written notice to Passage; provided, however, that with respect to any termination pursuant to this Section 5.2, Gemma shall be responsible for the payment of any and all charges and fees owed to Passage under this Agreement for such Service(s) rendered prior to the later of (A) the effective date of termination of such Service(s) and (B) in the event that Passage is contractually or legally required to incur expenses related to such Service(s) beyond the effective date of termination, the date that Passage is no longer contractually or legally required to incur such expenses.  Notwithstanding the foregoing, Gemma acknowledges that certain Services may be dependent upon the provision of other Services and the termination of one Service (in whole or in part) may not be possible without the termination or reduction of a number of other Services (in whole or in part) and, that in the event of such a termination or reduction, Passage may, upon written notice to Gemma, terminate or reduce any other Service that is dependent upon the Service that has been terminated by Gemma.
5.3Termination by Passage.  Passage may terminate any Service, or portion thereof, upon written notice to Gemma to the extent the applicable service provider or personnel performing such Service, or portion thereof, terminates their relationship with Passage, or otherwise becomes unavailable to perform such Service, or portion thereof.
5.4Termination for Cause.  Either Party may terminate this Agreement in the event that the other Party materially breaches this Agreement and such material breach remains uncured for [*] (or [*] with respect to any payment breach) following receipt of written notice of such breach by the non-breaching Party.

5.5Termination for Insolvency.  In the event that either Party hereto shall (i) file a petition in bankruptcy, (ii) become or be declared insolvent, or become the subject of any proceedings (not dismissed within [*]) related to its liquidation, insolvency or the appointment of a receiver, (iii) make an assignment on behalf of all or substantially all of its creditors, or (iv) take any corporate action for its winding up or dissolution, then the other Party shall have the right to terminate this Agreement by providing written notice to such Party.
5.6Partial Termination.  In the event of any termination or expiration with respect to one or more of the Service(s), but not all of the Service(s), this Agreement will continue in full force and effect with respect to any Service(s) not terminated or expired in accordance with this Agreement.  Upon termination or expiration of this Agreement, or upon the termination or expiration of all of the Services in accordance with this Article 2, Passage will cease to perform the Services, and Gemma will pay to Passage all sums due to Passage pursuant to this Agreement for the Services.  Termination of this Agreement or termination or expiration of any Service in accordance with this Article 2 will not relieve either Party from its obligations or liabilities arising hereunder prior to the date of such termination or expiration, nor will it affect the rights of either Party with respect to any claims or damages it may have suffered as a result of any breach of this Agreement by the other Party.
5.7Effect of Termination.  Article 2, Article 8, and Article 9, and Sections 3.3, 5.7 and 7.1 will survive any expiration or termination of this Agreement.
Article 6
COMPLIANCE
6.1Legal Restrictions and Contractual Restrictions.  Each Party will comply in all material respects with all Laws that govern the conduct of its own business operations with respect to the performance of its obligations under this Agreement.  Notwithstanding anything to the contrary in this Agreement, Passage will not be obligated to provide a Service that, in Passage’s reasonable discretion: (i) would be unlawful for Passage to provide under any Law; (ii) would breach the terms of any existing agreement between Passage and any third party or that would otherwise require the consent or similar approval of a third party, (iii) would require the extension or amendment of any existing agreement between Passage and any third party or, in the event of the termination of any existing agreement, entry into a new agreement between Passage and any third party, or (iv) would cause, or could reasonably be anticipated to cause, an adverse effect on Passage’s business.  If Passage is unable to provide a Service due to the limitations described in this Section 6.1, the Parties will discuss in good faith a substitute means of obtaining such Service, or obtaining replacement or substitute agreements that would permit either Passage to provide or Gemma to receive (whether independently or through a Third Party) such Service, in each case at Gemma’s sole cost and expense.
6.2No Regulatory Advice.  Passage is not responsible for ensuring Gemma’s regulatory and legal compliance under Law and the Parties agree that the Services are not a substitute for Gemma’s performance of any such compliance obligation or the engagement of appropriate advisors to assist with any such compliance obligation.

Article 7
INTELLECTUAL PROPERTY
7.1No Transfer.  Subject to Article 2 and Section 7.2, this Agreement and the performance of the Services hereunder will not affect, or result in the transfer of, any rights in or to, or the ownership of, any Know-How, Patent Rights, Regulatory Materials, Materials or other intellectual property rights of either Party.  Neither Party will gain any rights of ownership with respect to any Know-How, Patent Rights, Regulatory Materials, Materials or other intellectual property rights or other property owned by the other Party by virtue of this Agreement or the provision of the Services hereunder, by implication, estoppel or otherwise.
7.2Short-Term License.  Gemma, on behalf of itself and its Affiliates, hereby grants to Passage (and solely for Passage to provide the Services, grants to Passage’s subcontractors) for and during the Term, a non-exclusive, worldwide, non-transferable, fully paid-up, royalty-free license under all Know-How, Patent Rights, Regulatory Materials, Materials, and other intellectual property rights owned or controlled by Gemma or any of its Affiliates, solely for Passage (or such subcontractors) to perform the Services.
Article 8
INDEMNIFICATION AND LIABILITY
8.1Indemnification.
8.1.1Indemnification by Gemma.  Subject to the provisions of this Article 8, Gemma shall defend, indemnify and hold the Passage Indemnitees harmless from and against any and all Losses arising out of any Third Party Claim related to: (i) the provision (or use by any Gemma Indemnitees) of the Services; (ii) a material breach by Gemma of any covenant or agreement contained in this Agreement; or (iii) Gemma’s (or its Affiliates’ or (sub)licensees’) performance, activities or omissions under the Assigned Contracts on or following the applicable Assignment Date; except, in each case (i)-(iii), to the extent such Losses arise out of any conditions set forth in Section 8.1.2(i)-(iii) for which Passage is obligated to indemnify any Gemma Indemnitee under Section 8.1.2.
8.1.2Indemnification by Passage.  Subject to the provisions of this Article 8, Passage shall defend, indemnify and hold the Gemma Indemnitees harmless from and against any and all Losses arising out of any Third Party Claim related to: (i) the gross negligence, fraud or willful misconduct of any Passage Indemnitees in connection with this Agreement (including the performance of the Services); (ii) a material breach by Passage of any covenant or agreement contained in this Agreement; or (iii) Passage’s (or its Affiliates’ or (sub)licensees’) performance, activities or omissions under the Assigned Contracts prior to the applicable Assignment Date (except to the extent Passage is performing under any such Assigned Contracts on behalf of Gemma as part of the Services); except, in each case (i)-(iii), to the extent such Losses arise out of any conditions set forth in Section 8.1.1(i)-(iii) for which Gemma is obligated to indemnify any Passage Indemnitee under Section 8.1.1.

8.1.3Indemnification Procedures. Subject to the provisions of this Article 8, Section 10.3 of the applicable License Agreement shall govern, mutatis mutandis, claims for indemnification under this Article 8.
8.2Disclaimer.  THE SERVICES ARE PROVIDED BY PASSAGE “AS IS” AND PASSAGE MAKES NO EXPRESS OR IMPLIED WARRANTIES OR GUARANTEES WITH RESPECT TO THE SERVICES.  NO STATUTORY WARRANTY OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OR OTHERWISE WILL APPLY TO THE SERVICES.
8.3Limitation of Liability.  NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOST PROFITS, OR COST OF PROCUREMENT OF SUBSTITUTE PERSONNEL, TECHNOLOGY OR SERVICES, IN EACH CASE, WHETHER OR NOT SUCH FIRST PARTY HAS BEEN ADVISED OF OR WAS AWARE OF THE POSSIBILITY OF SUCH DAMAGES UNLESS CAUSED BY THE GROSS NEGLIGENCE, INTENTIONAL MISCONDUCT OR FRAUD OF SUCH FIRST PARTY.  In addition, EXCEPT FOR A PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER, BREACH OF CONFIDENTIALITY OBLIGATIONS HEREUNDER, GROSS NEGLIGENCE, INTENTIONAL MISCONDUCT OR FRAUD, in no event shall the collective, aggregate liability (including, but not limited to, contract, negligence and tort liability) of SUCH PARTY or its affiliates, or SUCH PARTY’s or its affiliates’ directors, officers, employees, subcontractors and agents, under this Agreement exceed [*].
Article 9
GENERAL
9.1Assignment.  This Agreement may not be assigned or transferred by either Party in whole or in part without the prior written consent of the other Party.  Notwithstanding the foregoing, either Party shall have the right, without the prior written consent of the other Party, to assign or transfer this Agreement or its rights and obligations hereunder to (i) an affiliate, or (ii) in connection with the transfer or sale of all or substantially all of such Party’s business to which this Agreement relates, whether by merger, sale of stock, sale of assets or otherwise.  A Party shall notify the other Party in writing of any assignment of this Agreement by such Party within [*] thereof.  The terms of this Agreement will be binding upon and will inure to the benefit of the successors, heirs, administrators and permitted assigns of the applicable Party.  Any attempted assignment not in accordance with this Section 9.1 shall be void.  Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.
9.2Severability.  Should one or more of the provisions of this Agreement become void or unenforceable as a matter of Law, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and effect, and the Parties will use their best efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision that conforms as nearly as possible with the original intent of the Parties.

9.3Governing Law; English Language.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to any rules of conflict of laws that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.  The United Nations Convention on Contracts for the International Sale of Goods (CISG) of 11 April 1980 shall not be applicable.  This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.
9.4Dispute Resolution.
9.4.1Disputes.  Any dispute, controversy or claim arising from or related to this Agreement, including the formation, existence, validity, enforceability, performance, interpretation, breach, or termination hereof or thereof (a “Dispute”) that is not an Excluded Claim (as defined below) shall be finally resolved in accordance with Section 9.4.2.  Notwithstanding the foregoing, any decisions that are subject to mutual agreement of the Parties will not be subject to the provisions of this Section 9.4 so long as such decisions are made in accordance with this Agreement.
9.4.2Early Resolution; Arbitration.
(a)Early Resolution.  Any Dispute shall first be referred to the Chief Executive Officers of the Parties, or their designee(s), provided that any such designee must have decision-making authority on behalf of the applicable Party (each, an “Executive Officer”), who shall confer in good faith on the resolution of the issue.  Any final decision mutually agreed to by the Executive Officers shall be set forth in writing and shall be conclusive and binding on the Parties.  If the Executive Officers are not able to agree on the resolution of any such Dispute within [*] (or such other period of time as mutually agreed by the Executive Officers) after such Dispute was first referred to them, then either Party shall submit such Dispute to be finally resolved by arbitration in accordance with Section 9.4.2(b).
(b)Arbitration.  Any arbitration will be administered by the American Arbitration Association (“AAA”) in accordance with the AAA’s Commercial Arbitration Rules in effect at the time of submission, as modified by this Section 9.4.2(b).  The arbitration will be heard and determined by three (3) arbitrators who are retired judges or attorneys with at least ten (10) years of relevant experience in the biopharmaceutical industry, each of whom will be impartial and independent.  Each Party will appoint one (1) arbitrator and the third (3rd) arbitrator will be selected by the two (2) Party-appointed arbitrators, or, failing agreement within thirty (30) days following appointment of the second arbitrator, by the AAA.  Such arbitration will take place in Philadelphia, Pennsylvania and will be conducted in English.  The arbitration award will be a final and binding determination of the Dispute, will be fully enforceable in any court of competent jurisdiction, and will not include any damages expressly prohibited by Article 8.  Subject to any award by the arbitration panel, each Party shall be responsible for its fees, costs, and expenses for conducting the arbitration; provided that the Parties will share payment for the third arbitrator.
9.4.3Confidentiality.  Except to the extent necessary to comply with Law, legal process or a court order or to enforce a final settlement agreement or secure enforcement of any arbitration award, the Parties agree that the existence, terms and content of any arbitration pursuant to Section 9.4.2(b), all information and documents disclosed in any such arbitration or evidencing any such arbitration results, award, judgment or settlement, or the performance thereof, and any allegations, statements and admissions made or positions taken by either Party in any such arbitration, shall be treated and maintained in confidence and are not intended to be used or disclosed for any other purpose or in any other forum.
9.4.4Excluded Claims.  As used in this Section 9.4, the term “Excluded Claim” means a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark, copyright, or trade secret, or (b) any antitrust-, anti-monopoly- or competition-related Law.  Any action concerning Excluded Claims may be brought in any court having jurisdiction.
9.4.5Equitable Relief.  Nothing in this Section 9.4 shall preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction, or other interim equitable relief, either prior to or during any arbitration, to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.
9.5Excusable Non-performance.  The obligations of Passage to provide Services will be suspended to the extent that Passage is prevented from providing such Services by: (i) any Law; (ii) any act or omission of Gemma; or (iii) any other cause beyond the reasonable control of Passage, including, but not limited to, acts of God, civil disturbances, acts of war or conditions arising out of or attributable to war (whether declared or undeclared), terrorism, rebellion, insurrection, riot, invasion, fire, storm, flood, earthquake, denial of service and other malicious attacks, power outages, strikes, lockouts, or other labor or industrial disputes.  Without limiting Section 6.1, in such event of such suspension, Passage will give notice of such suspension to Gemma as soon as reasonably practicable, stating the date and extent of such suspension and the cause thereof and will use Commercially Reasonable Efforts to overcome such cause and resume the provision of such Services after the cessation of such cause if the Term has not expired.  If Passage is excused from providing any Service in accordance with the terms of this paragraph, Gemma’s sole and exclusive remedy will be to acquire such Service from any substitute source, at Gemma’s sole expense.
9.6Waivers and Amendments.  The waiver by either Party of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.  Any waivers under this Agreement must be in writing to be effective.  No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.
9.7Relationship of the Parties.  The Parties have the relationship of independent contractors to each other under this Agreement, and nothing contained herein is intended or is to be construed so as to constitute one Party as a partner, agent, or joint venturer of the other Party.  In addition, nothing in this Agreement shall be construed to give a Party the power or authority to act for, bind or commit the other Party or its affiliates to or under any contract, agreement, or undertaking with any third party.

9.8Notices.  All notices, consents or waivers under this Agreement shall be in writing and will be deemed to have been duly given when (a) scanned and converted into a portable document format file (i.e., pdf file) and sent as an attachment to an e-mail message, or (b) the earlier of when received by the addressee or five (5) days after the date it was sent, if sent by registered mail or overnight courier by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses or e-mail addresses set forth below (or to such other addresses and e-mail addresses as a Party may designate by notice):
If to Passage:	Passage Bio, Inc. 2005 Market St 39th Floor Philadelphia, PA 19103 ATTN: Chief Executive Officer

With a copy to (which shall not constitute notice) to:
Passage Bio, Inc.

2005 Market St
39th Floor
Philadelphia, PA 19103
ATTN: General Counsel

If to Gemma:	1831 Delancey Place

Philadelphia, PA 19103

Attention:  Chief Executive Officer

With a copy to (which shall not constitute notice) to:
McDermott Will & Emery LLP

200 Clarendon St. 57th Floor

Boston, MA 02116

Attention:  Brian M. Bunn

9.9Entire Agreement.  This Agreement, including all Exhibits hereto, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof, and supersedes all proposals, oral or written, and all other communications between the Parties with respect to such subject matter.
9.10Counterparts.  This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document.  All such counterparts shall be deemed an original, shall be construed together, and shall constitute one and the same instrument.  Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manners and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  Neither Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic

Delivery as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

9.11Expenses.  Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and signing of this Agreement.
9.12Construction.  The Parties hereto acknowledge and agree that (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, and (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement.
9.13Interpretation.  The captions and headings in this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.  Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits of or to this Agreement and references to this Agreement include all Exhibits hereto.  If any conflict exists between the main body of this Agreement and any Exhibit hereto, the main body of this Agreement shall prevail.  Unless the context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not merely to the particular provision in which such words appear; (d) the words “shall” and “will” have interchangeable meanings for purposes of this Agreement; (e) the word “or” shall have the inclusive meaning commonly associated with “and/or”; (f) words of any gender include the other genders; (g) words using the singular or plural number also include the plural or singular number, respectively; and (h) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof.
9.14Cumulative Remedies.  No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, and each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.
9.15Subcontracting.  Passage may use its affiliates and subcontractors in the provision of the Services as it deems appropriate, provided that each such subcontractor agrees in writing to be bound by confidentiality obligations at least as protective as the terms of this Agreement and provided further that Passage remains responsible for the performance of each such affiliate and subcontractor and their compliance with the terms of this Agreement.
9.16No Third-Party Beneficiaries.  Unless otherwise expressly provided, no provisions of this Agreement are intended or will be construed to confer upon or give to any other person or entity, other than the Parties and their affiliates, successors and permitted assigns, any rights, remedies, or other benefits under or by reason of this Agreement.
9.17License Agreements.  Neither the making nor the acceptance of this Agreement will enlarge, restrict, or otherwise modify the terms of the License Agreements or constitute a waiver or release by Gemma or Passage of any liabilities, obligations, or commitments imposed upon them by the terms of the License Agreements, including the representations, warranties, covenants, agreements, and other provisions set forth in the License Agreements.  In the event of any conflict between the provisions of this Agreement (including the exhibits hereto) and the provisions of a License Agreement, the provisions of the applicable License Agreement will control.

9.18Priority.  In the event any of the terms or conditions of the main body of this Agreement conflict with any of the terms or conditions of any Exhibit attached hereto, the terms or conditions of the main body of this Agreement will control and prevail over such terms or conditions of the Exhibit, as the case may be, but only to the extent of such conflict.

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IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives effective as of the Effective Date.

Passage Bio, Inc.	Gemma Biotherapeutics, Inc.

By: _/s/ Will Chou_______________	By: _/s/ Annalisa Jenkins__________
Name: Will Chou, M.D.	Name: Annalisa Jenkins
Title: Chief Executive Officer	Title: President

[Signature Page to Transition Services Agreement]

EXHIBIT A

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EXHIBIT B

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EXHIBIT C

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EXHIBIT D

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EXHIBIT E

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EXHIBIT F

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